Blink Charging Co. Names Jonathan New Chief Financial Officer

Leading Electric Vehicle Charging Services Company Taps Corporate Growth Executive to Expand Leadership

MIAMI BEACH, FL – June 29, 2018: A leading owner, operator and provider of electric vehicle (“EV”) charging equipment and networked EV charging services, Blink Charging Co. (NASDAQ: “BLNK”, “BLNKW”) (“Blink” or the “Company”), announced today the appointment of Jonathan New as Chief Financial Officer (CFO).

In his role as CFO, Mr. New will lead the Company in broad areas of financial management, including strategic financial planning and analysis, corporate accounting, corporate and tax compliance, and the financial planning and management of international business as the Company expands. Mr. New will add strategic support to the existing executive team during its period of rapid global growth and charging station deployment.

“Blink Charging presents an incredible opportunity to guide the global expansion of a technology that is working to make electric vehicle use mainstream,” said Mr. New. “I am looking forward to supporting the operational growth of our business both domestically and overseas by providing strategic feedback on financial and operating results and working with business leaders to develop ideas and plans for expansion initiatives.”

Mr. New has more than thirty-four years of corporate finance experience in public innovation and technology companies. During his last ten years as CFO for the transaction processing and technology company Net Element, he helped guide the company through a $23 million offering as part of an up-listing to NASDAQ. In his past year there, he was instrumental in helping Net Element raise $16 million in equity transactions. Prior to his experience with Net Element, Mr. New was a CFO consultant and worked with several public and private companies on SEC compliance, financial growth, organization building and acquisitions.

“Jonathan is an important asset to Blink’s long-term growth and a perfect fit for our executive team,” said Blink’s CEO, Mike Calise. “Bringing Jonathan on board will give us the strategic leadership we need to continue our global growth trajectory and demonstrate our continued commitment to the investment and business community as we expand our leadership position in the market.”

About Blink Charging Co.:

Blink Charging (NASDAQ: BLNK, BLNKW) is one of the leaders in nationwide public electric vehicle (EV) charging equipment and services, enabling EV drivers to easily charge at locations throughout the United States. Headquartered in Florida with offices in Arizona and California, Blink Charging’s business is designed to accelerate EV adoption.

Blink Charging offers EV charging equipment and connectivity to the Blink Network, a cloud-based software that operates, manages, and tracks the Blink EV charging stations and all the associated data. Blink Charging also owns and operates EV charging equipment predominantly under the Blink brand, as well as using a number of other charging station equipment manufacturers such as ChargePoint, General Electric (GE) and SemaConnect. Blink Charging has strategic property partners across multiple business sectors including multifamily residential and commercial properties, airports, colleges, municipalities, parking garages, shopping malls, retail parking, schools, and workplaces.

For more information about Blink Charging, please visit BlinkCharging.com

Blink Charging Media Contact:
Stephanie Goldman Mark Havenner The Pollack PR Marketing Group sgoldman@ppmgcorp.com mhavenner@ppmgcorp.com (212) 601-9341